Exhibit 99.1

MultiPlan Reports Fourth Quarter and Full Year 2020 Results

-	Q4 2020 Revenues of $255.3 Million, as compared to $223.5 Million in Q3 2020 and $246.4 Million in Q4 2019
-	Q4 2020 Net Loss of $182.4 Million, as compared to a Net Loss of $288.4 Million in Q3 2020 and Net Income of $11.8 Million in Q4 2019
-	Q4 2020 Adjusted EBITDA of $195.1 Million, as compared to $165.5 Million in Q3 2020 and $186.7 Million in Q4 2019
-	Full Year 2020 Revenues of $937.8 Million, as compared to $982.9 Million in Full Year 2019
-	Full Year 2020 Net Loss of $529.6 Million, as compared to Net Income of $9.7 Million in Full Year 2019
-	Full Year 2020 Adjusted EBITDA of $706.3 Million, as compared to $750.4 Million in Full Year 2019

NEW YORK, NY — March 10, 2021 — MultiPlan Corporation (“MultiPlan” or the “Company”) (NYSE: MPLN), a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry, today announced financial results for the fourth quarter ended December 31, 2020 and full year 2020.

The Company reported strong consecutive quarterly growth as it continued to execute its growth strategy to enhance its product offerings to payors, extend into new payor customer segments and expand its platform to serve MultiPlan’s 1.2 million providers, its more than 700 payors and 60 plus million consumers. The Company processed a record $29.0 billion in claims during the fourth quarter of 2020, identifying potential medical cost savings of approximately $4.9 billion. For the year ended December 31, 2020, the Company processed $105.4 billion in claims and identified approximately $18.8 billion in potential savings.

“MultiPlan had a milestone fourth quarter in terms of both performance and execution of our growth plan,” said Mark Tabak, CEO of MultiPlan. “After reporting stronger than expected results in the third-quarter, we delivered even stronger fourth quarter results despite pandemic conditions and their impact on elective healthcare service. We also made great strides in achieving the goals of our Extend growth strategy with the integration of HST well underway, and the acquisition of Discovery Health Partners which closed last month. I’m proud of our mission to deliver fairness, efficiency and affordability to the U.S. healthcare system, and the pace at which we are progressing in achieving it.”

Business and Financial Highlights

•	Outperformed initial management expectations from COVID-19 impact with revenues of $255.3 million for Q4 2020, up from $223.5 million for Q3 2020, reflecting a 14.2% quarter-over-quarter increase, and an increase of 3.6% over Q4 2019 revenues of $246.4 million.
•	Net loss of $182.4 million for Q4 of 2020 compared to net loss of $288.4 million for Q3 2020. The reduction in loss was principally due to increased revenues of $31.8 million and reduced stock-based compensation costs of $155.9 million, net of $26.5 million in transaction costs in Q4 2020 primarily related to the transaction with Churchill which closed on October 8, 2020, and $103.0 million of losses on extinguishment of debt in Q4 2020. Net income for Q4 2019 was $11.8 million.
•	Adjusted EBITDA of $195.1 million for Q4 2020 compared to $165.5 million for Q3 2020, and $186.7 million for Q4 2019.
•	Revenues of $937.8 million for full year 2020 compared to $982.9 million for full year 2019. The revenue decline is primarily due to the impact of COVID-19, particularly in the second and third quarters of 2020.
•	Net loss for full year 2020 of $529.6 million compared to net income of $9.7 million for full year 2019. The decline was principally due to stock-based compensation costs of $406.1 million, $31.7 million in transaction costs primarily related to the transaction with Churchill which closed on October 8, 2020, and $103.0 million of losses on extinguishment of debt in Q4 2020 and full year 2020.
•	Adjusted EBITDA of $706.3 million for full year 2020 compared to $750.4 million for full year 2019. The Adjusted EBITDA decline was primarily a result of reduced revenues because of COVID-19.

2021 Outlook

Due to variability in COVID-19 case trends and public policy responses to the COVID-19 pandemic across different regions in MultiPlan’s national footprint, and the uncertainty in evaluating the impact of those dynamics on the Company’s customers and operating and financial results, the Company is not providing annual or quarterly guidance at this time.  The Company will continue to monitor the impact of the COVID-19 pandemic on its business and may elect to communicate guidance later in 2021. While the company is not providing guidance, it anticipates Q1 2021 revenues and adjusted EBITDA will reflect substantially similar operating performance as Q4 2020, adjusted for the usual seasonal softness of Q1, the impact of $2 to $3 million of additional public company costs in Q1 2021 as compared to Q4 2020 and the possible impact of operational disruption related to the extreme weather in Texas during February.

Conference Call Information

The Company will host a conference call today, Wednesday, March 10, 2021 at 8:00 a.m. U.S. Eastern Time (ET) to discuss its financial results. To access the live conference call, please dial (833) 423-1182 (domestic) or (236) 714-2584 (international). The conference ID for the live call is 5907987. Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at investors.multiplan.com/events-and-presentations. A supplementary slide presentation will also be available on such website.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the MultiPlan website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 5907987.

About MultiPlan

MultiPlan is committed to helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics and a team rich with industry experience, MultiPlan interprets clients' needs and customizes innovative solutions that combine its payment and revenue integrity, network-based and analytics-based services. MultiPlan is a trusted partner to over 700 healthcare payors in the commercial health, government and property and casualty markets. For more information, visit multiplan.com.

Contacts

Investor Relations

Shawna Gasik

AVP, Investor Relations

MultiPlan

866-909-7427

investor@multiplan.com

Media Relations

Pamela Walker

Senior Director, Marketing & Communications

MultiPlan

781-895-3118

press@multiplan.com

Forward Looking Statements

This press release includes statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release, including the discussion of 2021 outlook, and these forward-looking statements reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the business. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, including: the impact from the COVID-19 and its related effects on our projected results of operations, financial performance or other financial metrics; loss of our customers, particularly our largest customers; decreases in our existing market share or the size of our Preferred Provider Organization networks; effects of competition; effects of pricing pressure; the inability of our customers to pay for our services; decreases in discounts from providers; the loss of our existing relationships with providers; the loss of key members of our management team; pressure to limit access to preferred provider networks; the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; our ability to identify, complete and successfully integrate acquisitions; changes in our industry; interruptions or security breaches of our information technology systems; our ability to protect proprietary applications; our inability to expand our network infrastructure; our ability to remediate any material weakness or maintain effective internal controls over financial reporting; changes in our regulatory environment, including healthcare law and regulations; the expansion of privacy and security laws; heightened enforcement activity by government agencies; our ability to pay interest and principal on our notes and other indebtedness; the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors; other factors disclosed in our SEC filings; and other factors beyond our control.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described indicated in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) on October 30, 2020, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by us. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date made. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial performance or financial position that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

EBITDA, and Adjusted EBITDA are supplemental measures of MultiPlan’s performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial performance or liquidity under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net income (loss), cash flows or any other measures of performance or liquidity prepared in accordance with GAAP.

EBITDA represents net income before interest expense, interest income, income tax provision (benefit) and depreciation and amortization of intangible assets. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below. In addition, in evaluating EBITDA and Adjusted EBITDA you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.

We also believe that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•	Although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

MultiPlan’s presentation of Adjusted EBITDA should not be construed as an inference that our future results and financial position will be unaffected by unusual items.

MultiPlan Corporation
Consolidated Balance Sheets
($ in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$126,755	$21,825
Trade accounts receivable, net	63,198	77,071
Prepaid expenses	17,708	14,393
Prepaid taxes	-	2,130
Other current assets, net	1,193	195
Total current assets	208,854	115,614
Property and equipment, net	187,631	177,992
Operating lease right-of-use assets	31,339	29,998
Goodwill	4,257,336	4,142,013
Other intangibles, net	3,584,187	3,886,643
Other assets	14,231	8,151
Total assets	$8,283,578	$8,360,411
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,261	$9,565
Accrued interest	31,528	17,966
Accrued taxes	10,176	382
Operating lease obligation, short-term	6,439	9,521
Accrued compensation	21,843	26,311
Other accrued expenses	27,251	22,041
Total current liabilities	112,498	85,786
Long-term debt	4,578,488	5,397,122
Operating lease obligation, long-term	27,499	23,086
Unvested founder shares and Private Placement Warrants	70,544	-
Deferred income taxes	900,633	869,199
Total liabilities	5,689,662	6,375,193
Commitments and contingencies (Note 13)
Shareholders’ equity:
Shareholder interests
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.0001 par value — 1,500,000,000 shares authorized; 664,183,318 and 415,700,000 issued; 655,075,355 and 415,700,000 outstanding	66	42
Additional paid-in capital	2,575,524	1,347,613
Retained earnings	107,936	637,563
Treasury stock — 9,107,963 and 0 shares	(89,610)	-
Shareholders’ equity	2,593,916	1,985,218
Total liabilities and shareholders’ equity	$8,283,578	$8,360,411

MultiPlan Corporation
Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income
($ in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019
Revenues	$937,763	$982,901
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	318,675	149,607
General and administrative expenses	355,635	75,225
Depreciation	60,577	55,807
Amortization of intangible assets	334,697	334,053
Total expenses	1,069,584	614,692
Operating (loss) income	(131,821)	368,209
Interest expense	335,638	376,346
Interest income	(288)	(196)
Loss (gain) on extinguishment of debt	102,993	(18,450)
Loss on investments	12,165	-
Other income	(26,360)	-
Net (loss) income before income taxes	(555,969)	10,509
(Benefit) Provision for income taxes	(26,343)	799
Net (loss) income	(529,626)	9,710

Weighted average shares outstanding - Basic and Diluted (1)	470,785,192	415,700,000

Net (loss) income per share - Basic and Diluted	$(1.12)	$0.02

Comprehensive (loss) income	$(529,626)	$9,710

(1) In accordance with the accounting guidance, the number of shares outstanding prior to the business combination of Polaris Parent Corp. and Churchill Capital Corp III (the “Transactions”) was 415,700,000, which represents the 10 historical shares of Polaris Parent Corp. multiplied by the exchange ratio established in the Transactions (41,570,000:1). At the date of the Transactions, the number of shares outstanding increased to 655,057,192. The increase represents the shares issued by Churchill Capital Corp III prior to the Transactions and the shares issued to PIPE investors at the time of the Transactions, net of shares redeemed and held in treasury upon closing.  As of December 31, 2020, the number of shares outstanding is 655,075,355.

MultiPlan Corporation
Consolidated Statements of Cash Flows
($ in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(529,626)	$9,710
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	60,577	55,807
Amortization of intangible assets	334,697	334,053
Amortization of the right-of-use asset	8,405	9,594
Stock-based compensation	406,054	(14,880)
Deferred tax benefit	(45,041)	(111,404)
Non-cash interest costs	22,888	13,368
Loss (gain) on extinguishment of debt	102,993	(18,450)
Losses on investments	12,165	-
Loss on disposal of property and equipment	610	163
Other non-cash income	(26,360)	-
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	14,758	5,279
Prepaid expenses and other assets	(7,480)	(8,822)
Prepaid taxes	2,130	(1,426)
Operating lease obligation	(8,461)	(9,462)
Accounts payable and accrued expenses and other	29,065	20,783
Net cash provided by operating activities	377,374	284,313
Investing activities:
Purchases of property and equipment	(70,813)	(66,414)
HST Acquisition, net of cash acquired	(140,032)	-
Net cash used in investing activities	(210,845)	(66,414)
Financing activities:
Repayments of Term Loan G	(369,000)	(100,000)
Extinguishment of 7.125% Notes	(1,615,583)	-
Extinguishment of Senior PIK Notes	(1,202,302)	(101,013)
Issuance of Senior Convertible PIK Notes	1,267,500	-
Issuance of 5.750% Notes	1,300,000	-
Borrowings on revolving credit facility	98,000	-
Repayment of revolving credit facility	(98,000)	-
Effect of the Transactions (see note 4)	682,408	-
Purchase of treasury stock	(101,123)	-
Payment of debt issuance costs	(23,489)	-
Payments on finance leases, net	(10)	(75)
Net cash used in financing activities	(61,599)	(201,088)
Net increase (decrease) in cash and cash equivalents	104,930	16,811
Cash and cash equivalents at beginning of period	21,825	5,014
Cash and cash equivalents at end of period	$126,755	$21,825
Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$4,334	$3,768
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(312,349)	$(363,907)
Income taxes, net of refunds	$(3,917)	$(114,569)

MultiPlan Corporation

Calculation of EBITDA and Adjusted EBITDA

($ in thousands)	For the Year Ended
	Dec. 31, 2020	Dec. 31, 2019
Net income (loss) - GAAP	$(529,626)	$9,710
Adjustments:
Interest expense	335,638	376,346
Interest income	(288)	(196)
Income tax (benefit) provision	(26,343)	799
Depreciation	60,577	55,807
Amortization of intangible assets	334,697	334,053
Non-income taxes (a)	3,221	1,944
EBITDA	$177,876	$778,463
Adjustments:
Other expense (b)	1,896	1,947
Other income (c)	(26,360)	-
Transaction related expenses (d)	31,689	3,270
Loss on investments (e)	12,165	-
Loss (gain) on debt extinguishment (f)	102,993	(18,450)
Stock-based compensation (g)	406,054	(14,880)
Adjusted EBITDA	$706,313	$750,350

($ in thousands)	For the Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Net income (loss) - GAAP	$(182,384)	$(288,402)	$(56,246)	$(2,594)	$11,844
Adjustments:
Interest expense	76,348	82,275	86,050	90,965	89,908
Interest income	(59)	(81)	(77)	(71)	(63)
Income tax (benefit) provision	(15,124)	(1,080)	(9,456)	(683)	990
Depreciation	15,674	15,262	15,135	14,506	14,084
Amortization of intangible assets	84,157	83,513	83,514	83,513	83,513
Non-income taxes (a)	1,886	415	481	439	535
EBITDA	$(19,502)	$(108,098)	$119,401	$186,075	$200,811
Adjustments:
Other expense (b)	587	1,012	149	148	499
Other income (c)	(26,360)	-	-	-	-
Transaction related expenses (d)	26,527	2,464	2,338	360	3
Loss on investments (e)	4,381	7,784	-	-	-
Loss on debt extinguishment (f)	102,993	-	-	-	-
Stock-based compensation (g)	106,426	262,356	27,911	9,361	(14,572)
Adjusted EBITDA	$195,052	$165,518	$149,799	$195,944	$186,741

(a) Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in costs of services and general and administrative expenses in our consolidated statements of income and comprehensive income.

(b) Represents miscellaneous expenses, gain or loss on disposal of assets, gain or loss on disposal of leases, tax penalties, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(c) Represents the changes in fair value of the unvested founder shares and private placement warrants.

(d) Represents ordinary course transaction costs and transaction costs related to the Transactions, the acquisition of HST and the acquisition of Discovery Health Partners.

(e) Loss on investments primarily reflects the change in fair value of shares purchased prior to the Transaction. These shares are now held in treasury.

(f) Represents the 2019 gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes and the 2020 loss on debt extinguishment related to the prepayment of $369.0 million of indebtedness under our term loan facility, redemption in full of the 7.125% Senior Notes on October 29, 2020 and redemption in full of the Senior PIK Notes on October 8, 2020.

(g) Includes the cost of employee and non-employee director stock-based compensation plans.

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